EXHIBIT 16.1

30 March 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners

We have read the statements made by Authorizsor Inc. (copy attached), which we understand has been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated March 15, 2004.

We agree with the statements concerning our Firm in such Form 8-K.

Yours faithfully,

/s/Grant Thornton

Grant Thornton

Attachment

Item 4.                                                           Change in Registrant’s Certifying Accountant

(a)          Change in Registrant’s Certifying Accountant.

(i)                                     On February 19, 2004, Grant Thornton, L.L.P. resigned as the Registrant’s independent public accountants.  The Registrant’s Board of Directors has accepted this resignation and has participated in and approved the decision to work with a new independent public accounting firm to change public accountants.

(ii)                                  The report of Grant Thornton, L.L.P. on the Registrant’s financial statements for the fiscal year ended June 30, 2001 which was the last fiscal year in which Grant Thornton L.L.P. performed an audit and rendered a report, contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principle.

(iii)                               In connection with this last audit and any other previous audits, there have been no disagreements with Grant Thornton, L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Grant Thornton, L.L.P would have caused them to make reference to such disagreements in its report on the financial statement for any such years.

(iv)                              During the most recent fiscal year and through March 15, 2004, none of the events specified in Item 304(a)(iv)(B) of Regulation S-B have occurred.

(v)                                 The Registrant has requested that Grant Thornton, L.L.P. furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements.  A copy of such letter as soon as it is obtained will be filed as an exhibit to an amendment of this Form 8-K.